EXHIBIT 99.1

COMPANY PRESS RELEASE

VETERINARY CENTERS OF AMERICA INC. ANNOUNCES STOCK REPURCHASE PROGRAM

SANTA MONICA, Calif.--(BUSINESS WIRE)--March 23, 1999--Veterinary Centers of America Inc. ("VCA") (Nasdaq NMS:VCAI) Tuesday announced that its board of directors had approved a program to buy back up to $15 million of the company's common stock.

Bob Antin, chief executive officer of VCA, said: "The board made this decision based on the price at which the company's common stock has recently traded. The stock repurchase program will also provide shares for use in future acquisitions and for issuance on exercise of options outstanding under the company's employee stock plans (thereby reducing dilution from these plans)."

The company said the buyback program will end on March 22, 2000, unless extended.

Veterinary Centers of America owns, operates and manages the largest network of freestanding veterinary hospitals and the largest network of veterinary-exclusive clinical laboratories in the country.

In addition, VCA owns a partnership interest in Vet's Choice, a joint venture with Heinz Pet Products, an affiliate of H.J. Heinz Co. (NYSE:HNZ - NEWS), which markets and distributes a complete line of specialty pet foods, as well as an interest in Veterinary Pet Insurance Inc., the nation's largest pet health insurance company.

CONTACT:
     Veterinary Centers of America
     310/392-9599
     Bob Antin/Tom Fuller


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